Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristen Ridgway

214-252-4025, kristen.ridgway@plainscapital.com

PrimeLending Ranked Among Top Mortgage Lenders in the Nation

Mortgage originator recognized for growth and purchase mortgage business

DALLAS, TX (March 21, 2012) – Dallas-based mortgage originator PrimeLending, a PlainsCapital Company, today announced it has been ranked the No. 12 retail mortgage lender in the nation in 2011 by Inside Mortgage Finance, a leading publication providing the latest data and statistics for the mortgage industry.

PrimeLending generated more than $8.79 billion in total mortgage loan production in 2011. Of the top 15 lenders featured on the list, PrimeLending had the highest purchase ratio, with proceeds from 66.9 percent of the loans it originated in 2011 used to purchase a home rather than refinancing an existing mortgage loan, and is one of only four lenders with no wholesale business. PrimeLending was also ranked the No. 13 purchase mortgage producer in the nation with more than $5.88 billion in purchase mortgage loan origination volume in 2011.

“I am very proud of PrimeLending and congratulate its employees for all they have accomplished,” said Alan B. White, chairman and CEO of PlainsCapital Corporation. “The mortgage industry continues to operate in a challenging environment but thanks to hard work and perseverance, PrimeLending continues to be successful.” PlainsCapital Corporation is the financial services holding company for PlainsCapital Bank, PrimeLending, and FirstSouthwest Company.

Much of PrimeLending’s success can be attributed to its experienced mortgage bankers and their relationship-based approach to working with clients. By handling loan processing and underwriting, and offering closings in-house, PrimeLending is able to provide quick and responsive service to its clients. More than 80 percent of PrimeLending’s business is generated through referrals and by repeat customers.

About PrimeLending

Founded in 1986, PrimeLending, a PlainsCapital Company, is a Dallas-based residential mortgage originator with more than 270 locations in 37 states and approximately 2,300 employees. Offering fixed, adjustable rate, FHA, VA and Jumbo loans, permanent construction financing, refinancing and relocation programs, PrimeLending is licensed to originate and close loans in all 50 states. Find more information at PrimeLending.com.

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About PlainsCapital Corporation

Founded in 1987, PlainsCapital Corporation is a Texas bank holding company and diversified financial services company headquartered in Dallas with more than $5.7 billion in assets, 3,400 employees and 330 locations in 40 states. By providing responsive, highly personalized service, PlainsCapital builds enduring client relationships with middle market businesses, high net worth individuals, public sector entities, institutional investors, broker-dealers, investment advisors, and community banks through its family of companies: PlainsCapital Bank, FirstSouthwest Company, and PrimeLending, a PlainsCapital Company. Find more information at PlainsCapitalCorp.com.

The references to our websites are inactive textual references only and not hyperlinks. The contents of our websites are not part of this press release. Source: Dec. 31, 2011 Form 10-K for PlainsCapital Corporation

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